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                                                                    EXHIBIT 99.2
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FOR IMMEDIATE RELEASE

GEON MEDIA & INVESTOR CONTACT:
Dennis Cocco Vice President, Corporate & Investor Affairs
The Geon Company
(440) 930-1538

M.A. HANNA MEDIA & INVESTOR CONTACT:
Christopher Farage Director, Investor Relations
M.A. Hanna Company
(216) 589-4085

        TRADING OF POLYONE SHARES (NYSE: POL)TO START SEPTEMBER 1, 2000

Cleveland, Ohio - August 31, 2000 - Public trading of shares in PolyOne(TM) Corporation, the new company formed from the consolidation of M.A. Hanna Company and The Geon Company, will begin under the ticker symbol POL on Friday, September 1, with the opening of the New York Stock Exchange

Geon Chairman and Chief Executive Officer Thomas A. Waltermire, who on that date will become chairman and CEO of PolyOne, will ring the bell at the New York Stock Exchange to signal the start of the day's trading.

Stockholders of both M.A. Hanna and Geon approved the formation of PolyOne at special meetings on Tuesday, August 29, the final step prior to the launch of PolyOne. Public trading of Geon shares (NYSE: GON) and M.A. Hanna shares (NYSE:
MAH; CHICAGO) will cease at the close of business on August 31, 2000.

Information on PolyOne is available on the Internet at www.polyone.com, where linkages back to both the M.A. Hanna (www.mahanna.com) and Geon (www.geon.com) Web sites can be found.

PolyOne Corporation (NYSE: POL) is a $3.5 billion international polymer services company with customer-focused operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, rubber compounding and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has more than 10,000 employees at 80 manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, Asia and Australia.


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